Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
Principal Life Insurance Company
We have audited the consolidated financial statements of Principal Life Insurance Company (the Company) as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and have issued our report thereon dated March 24, 2014. Our audits also included the financial statement schedules listed in Item 26(o) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these schedules based on our audits.
In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note 1 to the consolidated financial statements, in response to new accounting standards, the Company changed its methods of accounting for the capitalization of deferred policy acquisition costs effective January 1, 2013. In addition, the Company has elected to change its methods of accounting for the cost of long duration universal life and variable universal life reinsurance contracts and for the estimated gross profits of these contracts effective January 1, 2012.

/s/Ernst & Young LLP

Des Moines, Iowa
March 24, 2014

Schedule I - Summary of Investments - Other Than Investments in Related Parties
As of December 31, 2013

			Amount as
			shown in the
			Consolidated
			Statement of
			Financial
Type of Investment	Cost	Value	Position
	(in millions)
Fixed maturities, available-for-sale:
U.S Treasury securities and obligations of U.S government
corporations and agencies	$807.0	$769.7	$769.7
States, municipalities and political subdivisions	3,597.0	3,632.4	3,632.4
Foreign governments	451.4	523.6	523.6
Public utilities	4,182.0	4,410.7	4,410.7
Redeemable preferred stock	37.8	41.2	41.2
All other corporate bonds	23,457.4	24,765.2	24,765.3
Residential mortgage-backed securities	2,779.2	2,823.6	2,823.6
Commercial mortgage-backed securities	4,078.0	4,026.4	4,026.4
Collateralized debt obligations	391.9	363.4	363.4
Other debt obligations	4,157.5	4,167.8	4,167.8
Total fixed maturities, available-for-sale	43,939.2	45,524.1	45,524.1
Fixed maturities, trading	358.5	358.5	358.5
Equity securities, available-for-sale:
Banks, trust and insurance companies	60.8	51.1	51.1
Industrial, miscellaneous and all other	2.2	2.3	2.3
Non-redeemable preferred stock	45.3	49.2	49.2
Total equity securities, available-for-sale	108.3	102.6	102.6
Equity securities, trading	169.7	169.7	169.7
Mortgage loans (1)	10,888.3	XXXX	10,819.2
Real estate, net:
Real estate acquired in satisfaction of debt	210.2	XXXX	210.2
Other real estate	1,056.2	XXXX	1,056.2
Policy loans	830.1	XXXX	830.1
Other investments (2)	1,355.4	XXXX	1,354.1
Total investments	$58,915.9	XXXX	$60,424.7

(1)
The amount shown in the Consolidated Statement of Financial Position for mortgage loans differs from cost as mortgage loans are generally reported at cost adjusted for amortization of premiums and accrual of discounts, computed using the interest method and net of valuation allowances.

(2)
The amount shown in the Consolidated Statement of Financial Position for other investments differs from cost due to accumulated earnings from minority interests in unconsolidated entities and properties owned jointly with venture partners and operated by the partners. Other investments also includes derivative assets and certain seed money investments, which are reported at fair value, and commercial mortgage loans of consolidated VIEs for which the fair value option was elected.

Schedule III - Supplementary Insurance Information
As of December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011

			Contractholder
	Deferred	Future policy	and other
	acquisition	benefits and	policyholder
Segment	costs	claims	funds
	(in millions)
2013:
Retirement and Investor Services	$848.9	$9,975.6	$30,537.5
Principal Global Investors	-	-	-
U.S. Insurance Solutions	1,999.9	8,228.0	5,082.9
Corporate	-	41.4	(286.3)
Total	$2,848.8	$18,245.0	$35,334.1

2012:
Retirement and Investor Services	$699.4	$9,702.7	$32,801.4
Principal Global Investors	-	-	-
U.S. Insurance Solutions	1,695.3	8,153.4	4,925.5
Corporate	-	50.4	(274.5)
Total	$2,394.7	$17,906.5	$37,452.4

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011

				Amortization of
	Premiums and	Net	Benefits, claims	deferred	Other
	other	investment	and settlement	acquisition	operating
Segment	considerations	income (1)	expenses	costs	expenses (1)
	(in millions)
2013:
Retirement and Investor
Services	$1,045.5	$1,933.1	$2,303.4	$75.0	$1,032.3
Principal Global Investors	-	16.3	-	-	513.2
U.S. Insurance Solutions	1,816.5	684.7	1,826.0	95.6	675.1
Corporate	0.4	47.4	(14.9)	-	(14.9)
Total	$2,862.4	$2,681.5	$4,114.5	$170.6	$2,205.7

2012:
Retirement and Investor
Services	$1,162.6	$2,075.1	$2,629.1	$84.8	$936.8
Principal Global Investors	-	14.9	-	-	423.6
U.S. Insurance Solutions	1,769.3	674.2	1,935.5	(2.5)	642.2
Corporate	3.0	47.6	(8.0)	-	69.6
Total	$2,934.9	$2,811.8	$4,556.6	$82.3	$2,072.2

2011:
Retirement and Investor
Services	$390.4	$2,182.3	$1,933.3	$119.4	$879.8
Principal Global Investors	-	14.6	-	-	396.8
U.S. Insurance Solutions	1,724.0	669.3	1,725.1	143.6	611.0
Corporate	512.1	51.8	376.5	-	169.9
Total	$2,626.5	$2,918.0	$4,034.9	$263.0	$2,057.5

(1)
Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

Schedule IV - Reinsurance
As of December 31, 2013, 2012 and 2011 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other		assumed
	amount	companies	companies	Net amount	to net
	($ in millions)
2013:
Life insurance in force	$314,777.5	$142,623.2	$1,455.4	$173,609.7	0.8%

Premiums:
Life insurance	$1,824.9	$204.4	$102.0	$1,722.5	5.9%
Accident and health insurance	1,307.9	168.0	-	1,139.9	-%
Total	$3,132.8	$372.4	$102.0	$2,862.4	3.6%

2012:
Life insurance in force	$283,990.0	$113,869.5	$1,606.2	$171,726.7	0.9%

Premiums:
Life insurance	$1,947.4	$173.6	$59.3	$1,833.1	3.2%
Accident and health insurance	1,264.7	162.9	-	1,101.8	-%
Total	$3,212.1	$336.5	$59.3	$2,934.9	2.0%

2011:
Life insurance in force	$255,618.9	$94,096.0	$1,814.9	$163,337.8	1.1%

Premiums:
Life insurance	$1,198.5	$157.8	$30.1	$1,070.8	2.8%
Accident and health insurance	1,714.8	159.1	-	1,555.7	-%
Total	$2,913.3	$316.9	$30.1	$2,626.5	1.1%